Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2010, relating to the audited consolidated balance sheets of Harbor Point Limited and its subsidiaries as of December 31, 2009, and December 31, 2008, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2009, which appear in the Current Report on Form 8-K of Alterra Capital Holdings Limited, filed with the Securities and Exchange Commission on May 14, 2010.

/s/ Deloitte and Touche

Hamilton, Bermuda

May 20, 2010